UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-A/A
(Amendment No.1)
___________________________
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

VERA BRADLEY, INC.
(Exact name of registrant as specified in its charter)

Indiana	27-2935063
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12420 Stonebridge Road Roanoke, Indiana (Address of principal executive offices)	46783 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1. Description of the Registrant’s Securities to Be Registered.

On October 10, 2025, Vera Bradley, Inc. (the “Company”) and Equiniti Trust Company, LLC, as rights agent (the “Rights Agent”), executed Amendment No. 1 (the “Amendment”) to the Rights Agreement, dated as of October 11, 2024, by and between the Company and the Rights Agent (the “Rights Agreement”). The Amendment extends the expiration date of the Rights Agreement by amending the definition of “Final Expiration Date” as set forth in the Rights Agreement from October 11, 2025 to October 11, 2026.

The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, which was attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 11, 2024, and the Amendment, which was attached as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 14, 2025, each of which is incorporated herein by reference.

Item 2. Exhibits.

4.1
Rights Agreement, dated as of October 11, 2024, by and between Vera Bradley, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of Vera Bradley, Inc.’s Current Report on Form 8-K filed October 11, 2024).

4.2
Amendment No. 1 to the Rights Agreement, dated as of October 10, 2025, by and between Vera Bradley, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 to Vera Bradley, Inc.’s Current Report on Form 8-K filed October 14, 2025).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VERA BRADLEY, INC.

Date: October 13, 2025 By: /s/ Mark C. Dely
Mark C. Dely
Chief Administrative Officer